Exhibit 23

Consent of Independent Accountants


Ford Motor Company
The American Road
Dearborn, Michigan

Re:      Ford Motor Company Registration Statement
         Nos. 33-64607, 33-54735, 33-54275, 33-50194,
         33-36061, 33-14951, 2-95020, 333-28181,
         333-49545, 333-58695 and 333-47443 on Form  S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 7, 1999 to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 30, 1998 and December 31, 1997, and for the period January 1, 1998 through December 30, 1998, which is included in this Annual Report on Form 11-K.


/s/PricewaterhouseCoopers


400 Renaissance Center
Detroit, Michigan 48243
June 15, 1999